Q2 2003 Audiovox Corporation Earnings Call
                                  July 7, 2003

OPERATOR: Good afternoon. Good morning, Ladies and Gentlemen. Welcome to the Audiovox's Fiscal Second Quarter 2003 Financial Results Conference Call. My name is Rob. I'll be the operator today. Throughout this conference, your lines will be on listen-only. If you require assistance from an operator at any time, please key star then zero on your touch-tone phone and we will be happy to help you. At this time, I'd like to turn the conference over to Mr. Glenn Wiener. Mr. Wiener, you may now begin.

GLENN WIENER, DIRECTOR INVESTOR RELATIONS, AUDIOVOX: Good morning and thank you for joining us today in Audiovox's Fiscal 2003 Second Quarter Conference Call for the period ended May 31st, 2003. If you haven't received a copy of last week's announcement issued after market on June 30, you may visit the company's Web site at www.audiovox.com or contact me at 212-786-6011 following the call. As the operator mentioned, today's call is being Webcast (INAUDIBLE), a replay of which will be available a few hours following the call and will last for one week. Before getting started, I'd like to read the Safe Harbor language.

Except for historical information contained herein, statements made on today's call and in today's Webcast that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made are based on currently available information and the company assumes no responsibility to update any such forward- looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements.

The factors include, but are not limited to, risks that may result from our ability to keep pace with technological advances; significant competition in the wireless; mobile and consumer electronics businesses; the quality and consumer acceptance of newly introduced products; relationships with key suppliers and customers; market volatility; non- availability of products; excess inventory; price and product competition; new product introductions. The possibility of that review of our prior filings by the SEC may result in changes to our financial statements. And the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any risk(ph) statements.

Risk factors associated with our business, including some of the factors set forth herein, are detailed in the company's Form 10-K for the fiscal fourth quarter and the year ended November 30, 2002 and its Form 10-Q for the three months ended May 31, 2003.

At this time, I'd like to introduce John Shalam, Chairman, President and Chief Executive Officer of Audivox - John.

JOHN SHALAM, PRESIDENT & CEO, AUDIOVOX: Thank you very much, Glenn. Good morning, ladies and gentlemen, and thank you for joining us to discuss our second quarter results.

This morning, in addition to my own remarks, Michael Stoehr, our CFO, will discuss our financial results with you. And Philip Christopher and Pat Lavelle, CEOs of our operating subsidiaries, will then walk you through the development at their respective companies this past quarter and what's in store for the remainder of the year.

First, let me discuss our revenues.

We reported a modest increase over last quarter and versus the prior year period, coming in at $301 million(ph). While sales in our wireless group were off slightly this past quarter, I'd like to point out that for the six-month period we're at 27% ahead of where we were at this time last year. And we're excited about the second half of the year, as we have several new products planned for introduction towards the end of the third quarter and into the fourth.

On the electronics front we had our best quarter ever, with record revenues of almost $112 million. That's almost 40

                                  Exhibit 99.1
percent higher than our first quarter results and 23 percent higher than the second quarter last year. Demand for our products, particularly in mobile video and consumer electronics, remains strong. And we believe the company is on track to lead internal forecasts.

As for profits, we reported net income of $2.1 million and basic income for common share of 10 cents. Both groups recorded sequential gains and profits. Although off from last year's figures, our net income and earnings per share were up considerably from our first fiscal quarter. And if market variables continue, we anticipate further increases in the second half of the year. Please bear in mind that income in this period last year was positively effective by the Toshiba purchase of 25% of our wireless subsidiary.

Our financial position remains strong, and we move into July with a clean balance sheet, no outstanding borrowings, and the flexibility in place to fund day-to-day operations and future growth. The economy appears to be improving, and demand for our products is encouraging.

The third and fourth quarters typically are strongest in terms of sales - should be highlighted by the introduction of several new products with high-demand consumer features. We expect to see continued growth in our mobile video and consumer electronic units, and we have begun the process of integrating the recently acquired (INAUDIBLE) into our marketing mix (INAUDIBLE). New products in our portable DVD flat-screen TV and satellite radio lines will be in the market shortly.

I'm proud of the dedicated efforts of the management team and employees here at Audiovox, and I look forward to addressing your questions. Thank you again for your continued support. At this time, I'll turn over the call to Michael Stoehr, our CFO. Michael?

MICHAEL C. STOEHR, SENIOR VICE PRESIDENT & CFO, AUDIOVOX: Thank you, John. Good morning, everyone.

Sales were 301 million for the second quarter of 2003 versus 297,000 last year. Wireless sales were 189 million versus 206 million last year. These sales - second quarter of 2002 were impacted by the introduction of our 9155, which did spike up the May sales last year. Average selling prices this quarter were $161 versus $135 a unit second quarter 2003. Again, the higher-end digital product we're selling, the color LCDs(ph) and PDAs, contributed to this increase in ASPs. Electronic sales were 111 million versus 90 million - continued to experience growth in (INAUDIBLE) DVDs, video, and other products offset some of the declines in wireless.

Gross margins improved to 8.8-and-a-half% versus (INAUDIBLE)

Philip?

SHALAM:  Philip?

STOEHR: Philip, you're on an open line - 8.5% versus 6.3% second quarter '02 as there were no write-downs in the quarter and wireless margins improved as we are bring - as we're selling the higher-end product.

Operating expenses declined by 1.5 million to $22 million as a result of lower salaries, reductions (INAUDIBLE) provision for bad debts which was offset partially by increases in our direct labor for increased shipping engineering and also in professional fees.

Importantly, operating income increased from last year's loss of 5.4 million to a second quarter operating income of three million or a swing of 8.4. (INAUDIBLE) six months, we've had a $17 million swing to seven-and-a-half - to approximately seven-and-a-half million versus a loss last year of 10.6.

As John had mentioned,  other income declined by - declined by  approximately 13

                                  Exhibit 99.1
million. As a result, last year we had sold 20% of the shares - additional 20% of shares in ACC(ph) to Toshiba and have recognized a gain of approximately $14.2 million.

The after-tax income was 2.1 versus 3.6 this quarter versus quarter 2003. Without the gain, we would have showed an 18-cents-a-share loss.

The AR(ph) balance was $160 million or 48 days on hand. This is better than 57 days and 219 million that we had last year at this quarter. Inventory was 172 million the end of this quarter versus $277 million last year again improvement in both(ph) days on hand to 59 days.

Major reduction in our inventory was incurring in the wireless group. Inventory balance as of May 31 was 85 million versus 215 million last year at this time.

It could be.(ph) Cash balance of the company reported was $24 million. This is down slightly from the first quarter. If you take a look at the balance sheet, you'll see that the receivables were up and inventory down. We subsequently collected the cash in June and our cash balance at this point is $50 million, book value of the company if $14.20.

Thanks a lot. John?

SHALAM: Thank you very much, Michael. I'd like to turn the call over now to Philip Christopher who is the President of Audiovox Communications Corporation. Philip, please go ahead.

PHILIP CHRISTOPHER, PRESIDENT & CEO, AUDIOVOX COMMUNICATIONS: Good morning, everyone. I hope everyone can hear me and I'm traveling right now.

Can you hear me?

STOEHR: Yes, Philip.

CHRISTOPHER: Anyway, I'm on the way to Verizon and Virgin Mobile, two of our largest accounts, so I have the opportunity to be speaking to you from the car and I hope everything is clear.

As we spoke only a month ago when we reported the financial results of the fiscal year 2002, which was a very difficult year. And of course first quarter and second quarter showed an improvement. As Mike just announced to you, we have reduced our inventory although our sales have not kept up to pace because of the new products that are expected to be introduced very soon.

We are positioned right now to have a good second half in 2003 and much-improved 2004.

I know some of you had questions specifically regarding new products. At the moment at Verizon we have the CDM- 8600 being tested. And it is our hope that that will be approved and we will begin shipping in the month of July, our new roll on color display form. Also at Verizon we have a bar type color display form, the CDM-8400. That is now under consideration for approval and that is scheduled for introduction in the month of August. The 8900, the camera form, will be introduced sometime in September and it will be introduced not only to Verizon but also to Tellis(ph) of Canada and to some other smaller carriers.

We also have two new media forms that are being introduced. Basically it's a camera form with moving picture capability. These will be the first forms in the market with the Amazon 6100 chip set. These two forms will be introduced to Sprint and Verizon during the fourth quarter.

So overall between the results of the first half and the anticipated new products in the second half, we are positioned to have an improvement during the

                                  Exhibit 99.1
second half of the year. Right now we have reduced our inventory. Most of the discontinued models have been sold. We still have some units that need to be eliminated from our line, but from the third quarter forward, it's basically going to be the new CDMA line. Basically the 86, 84, and 89 and then the 99, four new products all with card display and two of them with camera capability.

In regards to Sharp, some of you have written to me regarding the Sharp electronics and our GPMS. As you know, we are working with AT&T, T-Mobile, and Cingular for a GPMS 850 megahertz to be introduced in the fourth quarter, late fourth quarter. As you know, Borth(ph), Cingular, and AT&T have transitioned from CDMA to GSM and GPRS. Actually, this transition has taken place already but the high-end camouflage will be - will begin to be introduced during the fourth quarter of this year. We are hoping that the short falls(ph) will be as successful in North America as they are in Europe with Water front(ph) and with other carriers in the European markets. The short falls(ph) will be shown(ph) exclusively by Audiovox in North and South American. Some of the other products that we are working on, as you know, we have success with our PDA Fear(ph) from Toshiba and for the second generation, we will be introducing products made by HTC of Taiwan utilizing Microsoft 2003 software. This introduction will take place in the fourth quarter and some (INAUDIBLE) introductions to Sprint, Verizon, and AT&T and we're also working with Team Mobile as well. So, that is basically where we stand. I know the past two(ph) years have been very difficult. The first half of this year I think was difficult as well. But we were able to be still profitable during the past 2 quarters. The second half of the year, is again, a continuation of the transition into the new products and we look forward to maintaining our position in the CDMA and enter into the GPRS GSM arena. So, that's about it. I'd be here to answer any questions that you may have.

SHALAM: OK. Thank you very much Philip. Now I'd like to turn the call over to Patrick Lavelle, who's President of Audiovox Electronics.

PATRICK LAVELLE, SENIOR VICE PRESIDENT, AUDIOVOX: Thank you John, and good morning everyone. As I had indicated at our last conference call, we anticipated the second quarter sales would be up substantially. The second quarter '03 was our strongest quarter on record, both in sales and profitability. As John indicated, net sales grew by 23% over the second quarter 2002 to approximately $112 million. This is also 4.6% better than our previous records set in the fourth quarter of '02. Sales for mobile video products led the way with an increase of approximately 55% followed by consumer goods with an increase of 50% over Q2, 2002. I'm happy to advise that our audio sales increased reversing the downward trend we have seen over recent quarters. The category grew by 3.9% driven primarily by an increase in satellite radio sales. Our security sales dipped by 6% for the quarter over Q2 last year. As the mix of sales continues to shift to remote start systems where we are affected more by the seasonal nature of the category. That seasonal nature would be strong Fall and Winter sales and weaker Spring and Summer sales. All in all, it was a successful quarter for us. As I mentioned on our last - last month's call, one of our long-term objectives is to have a broad distribution network in place to mitigate shocks to any one segment of the market. Our market segments breakdown for the quarter was as follows, and these percentages are consistent with past quarters. Mass merchants and national chains represented approximately 54% of our turnover. Expeditors, distributors and independents represented 36%, and original equipment manufacturers represented 10% of sales. We only had one account that represented 10% or more of sales for the quarter, and that account totaled 15.5% of the quarter's activity.

For the quarter, we were successful in launching a number of programs that helped drive the sales. Our Eddie Bauer program at Target stores met and is meeting with good success and is outpacing all projections. Our GMRS radio program with Wal-Mart is also meeting with good success, and early indications are it will be a good performer for the balance of the year.

Additionally, we were approved as the vendor and won the contract to supply our total arm remote start systems to Mazda for port(ph) install on selected vehicles and also won a contract for Chrysler for their more car(ph) after market program. We are fortunate that most of the new products introduced at the start of the year at the CES show are now delivering and helping to generate new business and better penetration. New mobile video bags, new overhead, more competitively priced rear seat entertainment systems have met with good acceptance.

In addition,  in our mobile video we will roll out our custom  headrest  program

                                  Exhibit 99.1
this month, which will give us additional sales in a segment of the market we are not presently in. We continue to develop new products and remain aggressive in maintaining our leading market share. In consumer electronics, our new LCD TVs just being received should allow us to continue to grow our presence in the home.

Finally, an update on our acquisition of Recoton Audio. We expect to close our Recoton purchase tomorrow, and I can advise at this point things are moving along according to plan. Customers and suppliers alike have expressed their desire to rebuild the Jensen(ph) acoustic research and advent sales in the U.S., and although there is much work to be done, I am confident we will be able to establish solid business under these grants.

As I stated, it was a successful and very active quarter. And I'm pleased with the results. I look forward to the second half of the year, and I believe we will meet or exceed our projections - John.

SHALAM: Thank you very much, Pat.

We will now - we're now ready to receive questions from any of you on the call. Please go ahead.

OPERATOR: OK. Thank you, sir. Ladies and Gentlemen, if you wish to ask a question at this time, please key star, one on your touch-tone phone. Once again, if you wish to ask a question, simply key star, one on your touch-tone phone.

Sir, your first question is from John Bucher from JKM.

JOHN BUCHER(ph), HARRIS, NESBIT, and GERARD(ph): Good morning. John Bucher with Harris, Nesbit, Gerard(ph).

Michael, a question for you regarding the estimated revenue split for the second half of the year between electronics and wireless. I know that you've got a number of new handset launches that Philip outlined. What should we anticipate? Is it likely that electronics will account for the 37% or so of revenues that it did this past quarter?

STOEHR: Which quarter are you talking about, John?

BUCHER: The current quarter.

STOEHR: The current quarter?

BUCHER: The fiscal second quarter.

STOEHR: Oh, fiscal second quarter. Yes, it's going to run about the same for the third quarter.

BUCHER: And you think that that might be a trend as we...

STOEHR: As we go into the fourth quarter, you'll see more wireless will take a bigger percentage of the sales (INAUDIBLE) because the introduction of new products and the semi-average(ph) selling price of that product being introduced.

BUCHER: And regarding operating margin, do you have a target operating margin that you're anticipating in the - in the second half of the year?

And then beyond that, if you can give whatever sort of objective that you're shooting for for corporate operating margin.

STOEHR: John, at that - at this time, as you know, we don't - we do not give that - those projections out - (INAUDIBLE) will be improvement over the first

                                  Exhibit 99.1
half of the year.

BUCHER: And as far as a forecast for any part of the second half of the year, can you elaborate in any way on your expectations financially?

STOEHR: I think John when he - his opening remarks and I think both Pat and Philip also spoke to it that we assume the second half of this year will be much stronger than the first half of the year.

BUCHER: Question for Philip regarding handsets. The - it looks like there's increasingly the handsets are coming sort of bipolar in terms of their average selling prices. You know, with the 9900 coming out and the 8900, the number of (inaudbile) phones coming out plus I would imagine that there's, you know, still a number of entry-level phones. Philip, is there any kind of update at all on the entry-level low-cost CDMA phone that was anticipated to be shipping into South America?

And what do you - what are your expectations for the net impact of handset ASPs for the second half of the year?

CHRISTOPHER: Well, first of all, as I mentioned before, you have to take into consideration that the approval process by the carriers is an extremely difficult process and anything can happen. But we are pretty confident that the CDMA8600(ph), which is the low-end color display phone, will be launched by - actually launched by Western Wireless today, which is the first carrier. We expect Verizon to launch sometime by beginning of August. United States Cellular to also launch that phone, as well. We have that same phone being tested by BellSouth International. And we do expect - and we have some very good projections from BellSouth International and Verizon International.

This phone is a phone what will be sold somewhere around $189 to the carriers. It's a - it's a phone that competes very well with the Motorola T720, which has been out there gaining market share, plus the LG4400 color display phone, as well.

We'd also compete against some of the other Nokia(ph) (INAUDIBLE) cell phones that are in the market. The 8400, as I mentioned before, it's a bar-type color display phone. And the 8400 will be introduced August and September. It is being tested by Sprint. It would actually be the first (INAUDIBLE) made product that will be sold to Sprint for the fourth quarter (INAUDIBLE) Verizon, (INAUDIBLE) Mobility, Canada, BellSouth International, Verizon International, are also testing the same unit.

The 8900 is a camera phone that is targeting to compete against the LU6000(ph) and the Sanyo 8100 that is in the market right now. And it is expected to be successful, as well.

The 9900 series is a 299-dial form. It's a high end product utilizing the MSN-6100. It is being introduced as a media form. We do think it will do well at Sprint and at Verizon, which are the only two carriers at the moment that can support that type of phone on their network for the fourth quarter.

So we expect the average selling prices to improve because you have four models that are being introduced at higher prices.

In regards to the lower end forms, it's basically some of the products that we have in the market to date like the 9155. We are still selling to as being phased out. The 8300, which is being sold to Verizon and that is being phased out as well.

And in South America, John(ph), it's basically very competitive environment and we are trying very, very hard to see what we could achieve between Qualcomm electronics to try and introduce a new one form for the Latin American carriers.

I also think, and I mentioned before, that the GSM, GPLS introduction will not affect our second half but it will definitely affect us very much in the fourth quarter towards the end of the fourth quarter when we make the introduction of

                                  Exhibit 99.1
the camera phone to AT&T. So I'm not sure I answered the question, John(ph), but as best as - as best as I could I gave you the answer.

UNIDENTIFIED PARTICIPANT: Thank you very much, Philip. Are any of your handset partners evaluating products that are based on chip sets besides the call com chip set at this point?

CHRISTOPHER: No. The only chip sets available right now, it's Qualcomm and of course Nokia's forms utilize the Nokia chip set, but our partners like Uritel(ph) and Toshiba, I'm sure they are evaluating some of the chips that are available. But I have to be honest with you, in order to stay in pace with the demands of the carriers and the software that they need, we have to continue to utilize the Qualcomm chip sets at the moment because it gives us the best possibility of introducing products at a early and with the software that and requirements of the carriers.

UNIDENTIFIED PARTICIPANT: Thank you. I've got one question for Patrick Lavelle and then I'll get back in the queue. I was wondering if Patrick could update us on the current OEM relationships that exist for Audiovox Electronics with mobile video and audio products. And also he mentioned the Mazda and Chrysler wins. If he could just highlight what products were included in those. And then the other potential OEM wins that are on the horizon for the second half of the year.

LAVELLE: OK. John(ph), our winning with mobile video, we're currently supplying Ford, Mazda, and KIA mobile video as well as Toyota of America and the two independent Toyota ports, Southeast Toyota and Bell States Toyota. That's our video program.

In security, we're supplying the two Toyota ports and under code alarm we enjoy the Ford business and we recently won the Mazda and the Chrysler business for the end of this year. That's probably when the programs will ship for the first time.

In audio, we do business with GM of Venezuela and Chrysler of Venezuela although those sales are very quiet now due to the economic conditions in the country. Those are the OEM programs that we're currently providing product, or at least have won a contract. We are constantly working on meeting new OEMs and trying to develop new programs. At this point, it's too early to tell what maybe coming down next, but we do have a number of presentations in front of a number of OEMs.

UNIDENTIFIED PARTICIPANT: Thank you (INAUDIBLE) get back in queue, let somebody else have a chance here.

SHALAM: OK. Thank you.

OPERATOR: Thank you sir. Once again, Ladies and Gentlemen, star one for any questions. (audio gap)

SHALAM: John(ph), did you have any additional questions on the queue?

OPERATOR: Actually sir, I have Jason Yellan(ph), Cobalt Capital.

JASON YELLAN(ph), COBALT CAPITAL: Hi, it's Jason Yellan(ph) from Cobalt(ph). Quick question for you guys on inventory. I guess, specifically in ACC and also overall. There's a lot of improvement year-over-year. What - how should we think about sort of the direction of inventory level as you are launching and prepare to launch several new handset models in the second half?

STOEHR: The third quarter utisory(ph) levels will continue to contract. It will build slightly in the fourth quarter.

YELLAN: Sounds good. Thank you.

OPERATOR: Thank you, sir. Once again, star one for any questions. OK. We'll go back to Mr. Bucher.

                                  Exhibit 99.1

BUCHER: Last conference call, Michael, I think you mentioned that your peak balling(ph) requirements were probably around $60 million or so, or at least that was the implication from some comments that you'd made ...

STOEHR: Yes.

BUCHER:... regarding line of credit. Do you think that's still is the case for - now through the year-end of the fiscal year?

STOEHR: Yes John. It's probably going to be a little bit less. We actually, in the few events that we stepped the lines down again another $25 million...

BUCHER:  Right....because  it's just - we're not using  them and we saw a lot of cash building up again. As the previous question that was asked, are we going to see further cash out from inventory contractions in the third quarter, even with the payment of about $38 million for the (INAUDIBLE) remaining balance on (INAUDIBLE), we're still in a pretty good cash position. I think that's about $60 million is where we will be.

And this is somewhat  related to the  previous  question I asked just  regarding
revenue  mix  between  electronics  and  wireless,   but  do  you  still  expect
electronics revenue to break the $400 million level marked for the fiscal 2003?

STOEHR: Yes, yes.

BUCHER: And if we were to take Philip's comprehensive reply just on the pipeline here, do you think it's aggressive by the end of the fiscal year that we would - if we were to be modeling handset ASPs at $175 level, or does that seem about right?

STOEHR: For average selling price?

BUCHER: Yes. By the end of the fourth quarter - fiscal fourth quarter.

STOEHR: It'll be a little high, John.

BUCHER: It will be a little higher or it should be a little higher?

STOEHR: That would be a little high for an ASP.

BUCHER: OK.

STOEHR: I would see the ASPs low because the (INAUDIBLE) that Phil mentioned, the mix that goes in would bring that ASP down a little bit.

BUCHER: Just sort of a qualitative general comment I wondered if you could give some feedback on. It seems that you all are being much more selective in the handset opportunities that you are pursuing. Would it be reasonable to expect that you might have higher gross profit margins to get a little understanding that Philip's already caviated(ph) that the testing process can have a lot of speed bumps associated with it. But if you reach your expectations for new handset launches, do you think that you'll see handset gross profit margin improvement higher than historical levels?

STOEHR: If we take last year's history, as Philip mentioned, yes, they'll be higher than historical levels. We were running about 1 or 2% last year. We should move back up to some a little bit more normalized range.

BUCHER: Like 6 to 7%?

STOEHR: I wouldn't comment on that, John.

                                  Exhibit 99.1

BUCHER: And the electronics gross margins in the last quarter were also a tad lower than historicals. I know that it was explained. You know, there was some OEM influence there. I'm just wondering what we should expect in the way of electronics gross profitability.

STOEHR: John, for modeling purposes, we mentioned in the Q that we put out - as Pat mentioned, the mix changed with the retailers mass merchants on the consumer goods. You're going to see him running that band. He doesn't shift too much out of that band.

So you know what the high and low end is. You're right in the middle of that 16 to 17, 18%. Remember historically we had to re-class up a lot of expenses, which changed some of the margins. So you'll see Pat in the 15, 17, somewhere in there.

BUCHER: OK. Maybe another way to get at the very first question I asked then, from an operating expense basis in the second half of the year of your fiscal year, can you give us any sort of - for modeling purposes, should we keep operating expenses about the same? Should we model them as the approximate same percentage of revenues as the last quarter?

STOEHR: You will see operating expenses creep up on a dollar basis. You will see, as we've mentioned, I think you asked me previously just for modeling purposes - since we're going to publish this - is in the third quarter you're going to see sales will contract. We won't(ph) have sequential growth from second to third quarter. It's just the nature of the season that we're moving into. You will see an up-tick in the fourth quarter.

As for overhead, you're going to run it in a band again. You're not going to get too out of whack with the percentage of sales that you're looking at now. There is a degree of fixed expenses in the company.

BUCHER: OK. And...

STOEHR: And also, include we're going to be bringing in some overhead for Recoton. Not massive, but it will pick up a couple of thousand dollars here.

BUCHER: OK. Are you giving any - I know Mr. Shalam's...

STOEHR: A couple of tens of thousands of dollars, John. I'm sorry.

BUCHER: Say again?

STOEHR: A couple of tens of thousands of dollars, not a couple thousand.

BUCHER: OK. OK, thank you very much.

STOEHR: OK.

OPERATOR: OK. Thank you, sir. Your next question is from Lewis Sepulveda(ph) from Reinbech(ph).

LEWIS SEPULVEDA(ph), REINBECH(ph): How are you doing? This question is for Pat Lavelle. How are the series(ph) satellite radios being distributed through retail, OEM or both? And did or does Jensen(ph) make any satellite radios?

LAVELLE: OK. The distribution is primarily through the independent electronics specialists. I would think the numbers are still upwards of 60% percent of the market in being handled by Circuit City and Best Buy. We have programs with both Circuit and Best Buy. As far as OEM business, we do no OEM business with satellite radio.

                                  Exhibit 99.1

SEPULVEDA: OK. And then Jensen(ph). Did they make any satellite radios?

LAVELLE: Yes. Jensen(ph) had a satellite radio plug-in play unit that is really obsolete at this particular point. Anything we do under the Jensen(ph) brand would probably be more in line with the new plug-in play that we will be introducing this month.

SEPULVEDA: OK, thank you.

LAVELLE: You're welcome.

OPERATOR: OK, thank you, sir. Once again, John Bucher from (INAUDIBLE).

BUCHER: Patrick, regarding your GPS and in-dash navigation systems. Do you have any OEM - do you expect to have any OEM opportunities in the future there? And just how would you characterize unit growth for the - for the retrofit (INAUDIBLE) distribution channel area?

LAVELLE: OK. No, we do not have any OEM business for the navigation programs, and as far as the navigation business in the aftermarket, it is a - it's a slow build. It is a product that we like to say is being driven by the - from the top down, meaning that the car manufacturers are really exposing navigation to the masses and as the prices start to drift downwards, you would see the aftermarket sales pick up. OK? The addition of new product that we have coming as far as DVD base systems which allow much, much more information on one disk should help drive our sales in the aftermarket. But at present, we have no navigation business with OEMs.

BUCHER: Thank you very much.

LAVELLE: You're welcome.

OPERATOR: OK, thank you, sir. Sir, there are no further questions for you at this time.

SHALAM: OK, if there are no further questions, I want to thank all of you for joining us on our earnings conference today, and we appreciate your interest in the company and your continuing support. Thank you.

OPERATOR: OK, thank you, sir. Thank you, ladies and gentlemen. This brings your conference call to a close. Please feel free to disconnect your lines at any time.




                                  Exhibit 99.1